EXHIBIT 99.2

Form of Lock-up Agreement

September ___, 2018

KEEFE, BRUYETTE & WOODS, INC.
787 Seventh Avenue, 4th Floor
New York, New York  10019

STEPHENS INC.
300 Crescent Court, Suite 600
Dallas, Texas  75201

Ladies and Gentlemen:

The undersigned understands that Keefe, Bruyette & Woods, Inc. and Stephens Inc. (the “Representatives”), as representatives of the several Underwriters (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Bank7 Corp., an Oklahoma corporation (the “Company”), and certain shareholders of the Company (the “Selling Shareholders”) to be named therein providing for the public offering (the “Public Offering”) by the Company and the Selling Shareholders of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives, it will not, during the period beginning on the date of this letter agreement and ending 180 days after the date of the prospectus relating to the Public Offering (the “Restricted Period”), directly or indirectly, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or exercise any right with respect to the registration of any of the foregoing, or file or cause to be filed any registration statement in connection therewith under the Securities Act of 1933, as amended, (B) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap, hedge or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (C) publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement or (D) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock.

The foregoing restrictions shall not apply to (a) the sale of the shares of Common Stock in the Public Offering, (b) transfers of shares of Common Stock as a bona fide gift, (c) transfers by will or estate or intestate succession to the undersigned’s family, transfers to a trust or limited partnership, the beneficiaries or limited partners of which are exclusively the undersigned or members of the undersigned’s family, or transfers to a charitable organization, (d) transfers of shares of Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company that has been approved by the Company’s board of directors, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Common Stock shall remain subject to the provisions of this Letter Agreement (for the purposes of this clause (d), a “change of control” being defined as any bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Company), (e) the exercise of any options to purchase shares of Common Stock or the vesting, award, delivery or settlement of shares of Common Stock and the receipt by the undersigned from the Company of shares of Common Stock thereunder, in each case pursuant to the Company’s stock option or equity-based compensation plans that are described in the registration statement and prospectus related to the Public Offering, and surrender, forfeiture or sales of such shares of Common Stock in transactions exempt from Section 16(b) of the Exchange Act that are issued upon exercise of such options or such vesting, award, delivery, settlement or receipt in order to pay or provide for any taxes due on such exercise, vesting, delivery, settlement or receipt or to pay the exercise price therefor or (f) transfers to affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) (including correlative terms, “Affiliate”) of the undersigned who remain Affiliates of the undersigned during the entirety of the Restricted Period, provided that, in the case of any transfer pursuant to this clause (f), no filing under Section 16(a) of the Exchange Act will be required or voluntarily made by or on behalf of the undersigned during the Restricted Period in connection with such transfer; provided further, that in the case of any transfer, distribution or issuance pursuant to clause (b), (c) or (f), each donee, heir, legatee, trustee, distributee, transferee or recipient shall sign and deliver to the Representatives a lock‑up letter substantially in the form of this letter for the balance of the Restricted Period.  In furtherance of the foregoing, the Company is hereby authorized to decline to make or authorize any transfer of securities if such transfer would constitute a violation of breach of the restrictions contained herein.

The undersigned understands that, if the undersigned is an officer or director of the Company, (1) this agreement shall be applicable to any issuer-directed shares that the undersigned may purchase in the Public Offering, (2) the Representatives will notify the Company at least three business days before the effective date of any release or waiver of the foregoing restrictions, (3) the Company will announce the impending release or waiver by a press release through a major news service announcing such waiver or release, and (4) any release or waiver granted by the Representatives under this agreement will only be effective two business days after the publication date of such press release.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

It is understood that, if the Company notifies the Representatives in writing that it does not intend to proceed with the Public Offering, if the Underwriting Agreement shall terminate or be terminated prior to the payment for and delivery of the shares of Common Stock to be sold thereunder (other than any shares of Common Stock subject to any over-allotment option) or if the Public Offering is not completed on or before October 31, 2018, this agreement shall be terminated and be of no further force or effect.

This agreement is to be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

(Name)

(Address)